Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement under the Securities Act of 1933, as amended, on Form S-8 of TPCO Holdings Corp. of our report dated August 5, 2021 with respect to the consolidated financial statements of Left Coast Ventures, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in TPCO Holdings Corp.’s Registration Statement on Form 10 (File No. 0-56348) initially filed with the Securities and Exchange Commission on August 9, 2021 and as subsequently amended.

/s/ Armanino LLP

Bellevue, Washington

November 10, 2021